Exhibit 99.1
CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF DOTDASH MEREDITH, INC.

Report of Independent Auditors
To the Shareholder and the Board of Directors of IAC Inc.
Opinion
We have audited the consolidated and combined financial statements of Dotdash Meredith, Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2022 and 2021, and the related consolidated and combined statements of operations, comprehensive operations, shareholder's and parent's equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
New York, New York
March 1, 2023

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Consolidated and Combined Financial Statements
DOTDASH MEREDITH, INC.
CONSOLIDATED BALANCE SHEET

	December 31,
	2022	2021
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$123,866	$233,393
Accounts receivable, net	367,512	428,970
Other current assets	166,470	119,851
Total current assets	657,848	782,214

Leasehold improvements, equipment, land, capitalized software and buildings, net	209,818	295,389
Goodwill	1,499,873	1,567,641
Intangible assets, net of accumulated amortization	895,242	1,106,511
Other non-current assets	430,657	732,761
TOTAL ASSETS	$3,693,438	$4,484,516

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	48,702	84,887
Deferred revenue	26,709	23,434
Accrued expenses and other current liabilities	426,184	604,368
Total current liabilities	531,595	742,689

Long-term debt, net	1,524,475	1,551,685
Deferred income taxes	77,596	192,658
Other long-term liabilities	484,226	565,021

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,518,722	1,494,176
Accumulated deficit	(430,914)	(63,365)
Accumulated other comprehensive (loss) income	(12,262)	1,652
Total shareholder's equity	1,075,546	1,432,463
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,693,438	$4,484,516
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Revenue	$1,934,699	$456,273	$213,753
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	825,641	144,771	55,988
Selling and marketing expense	588,904	108,462	42,597
General and administrative expense	247,228	125,729	24,839
Product development expense	141,920	50,523	30,507
Depreciation	41,385	5,696	724
Amortization of intangibles	277,712	18,850	14,171
Total operating costs and expenses	2,122,790	454,031	168,826
Operating (loss) income	(188,091)	2,242	44,927
Interest expense	(90,058)	(5,783)	—
Other (expense) income, net	(206,341)	(17,507)	2,525
(Loss) earnings before income taxes	(484,490)	(21,048)	47,452
Income tax benefit (provision)	116,941	(3,056)	(3,436)
Net (loss) earnings	$(367,549)	$(24,104)	$44,016

Stock-based compensation expense by function:
Cost of revenue	$—	$51	$22
Selling and marketing expense	1,374	414	185
General and administrative expense	15,114	3,228	4,005
Product development expense	5,267	1,297	548
Total stock-based compensation expense	$21,755	$4,990	$4,760
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Net (loss) earnings	$(367,549)	$(24,104)	$44,016
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(13,914)	1,137	24
Total other comprehensive (loss) income	(13,914)	1,137	24
Comprehensive (loss) income	$(381,463)	$(22,967)	$44,040
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF SHAREHOLDER'S AND PARENT'S EQUITY
Years Ended December 31, 2022, 2021 and 2020

	Common Stock, $0.01 par value		Additional Paid-in Capital	Accumulated Deficit	Invested Capital	Accumulated Other Comprehensive Income (Loss)	Total Parent's / Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2019	$—	—	$—	$—	$151,881	$491	$152,372
Net earnings	—	—	—	—	44,016	—	44,016
Other comprehensive income	—	—	—	—	—	24	24
Stock-based compensation expense	—	—	—	—	4,760	—	4,760
Decrease in Parent's investment in Dotdash	—	—	—	—	(28,418)	—	(28,418)
Balance at December 31, 2020	$—	—	$—	$—	$172,239	$515	$172,754
Net (loss) earnings	—	—	—	(63,365)	39,261	—	(24,104)
Other comprehensive income	—	—	—	—	—	1,137	1,137
Stock-based compensation expense	—	—	1,437	—	3,553	—	4,990
Increase in Parent's investment in Dotdash	—	—	—	—	1,296,232	—	1,296,232
Recapitalization of Dotdash Meredith	—	1,000	1,511,285	—	(1,511,285)	—	—
Settlement of equity awards, net of withholding taxes	—	—	(9,870)	—	—	—	(9,870)
Adjustment to the capitalization of tax accounts as a result of the acquisition of Meredith	—	—	(8,676)	—	—	—	(8,676)
Balance at December 31, 2021	$—	1,000	$1,494,176	$(63,365)	$—	$1,652	$1,432,463
Net loss	—	—	—	(367,549)		—	(367,549)
Other comprehensive loss	—	—	—	—	—	(13,914)	(13,914)
Stock-based compensation expense	—	—	21,755	—		—	21,755
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,582)	—	—	—	(2,582)
Adjustment pursuant to the tax sharing agreement	—	—	5,373	—	—	—	5,373
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$—	$(12,262)	$1,075,546
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Cash flows from operating activities:
Net (loss) earnings	$(367,549)	$(24,104)	$44,016
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Stock-based compensation expense	21,755	4,990	4,760
Amortization of intangibles	277,712	18,850	14,171
Depreciation	41,385	5,696	724
Provision for credit losses	7,759	1,124	588
Deferred income taxes	(150,485)	2,368	4,058
Non-cash lease expense (including right-of-use asset impairments)	51,175	5,817	1,695
Pension and postretirement benefit expense	209,991	18,212	—
Interest income on notes receivable- IAC Group, LLC	—	(519)	(2,541)
Other adjustments, net	5,293	2,266	1,766
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	39,419	(11,882)	(15,238)
Other assets	(8,413)	(33,576)	1,046
Operating lease liabilities	(39,636)	(5,899)	(3,709)
Accounts payable and other liabilities	(218,993)	26,120	(813)
Income taxes payable and receivable	27,941	(5,774)	(993)
Deferred revenue	(2,165)	(948)	(64)
Net cash (used in) provided by operating activities	(104,811)	2,741	49,466
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(2,674,029)	—
Asset purchases	—	(1,587)	(28,246)
Capital expenditures	(12,885)	(4,823)	(5,445)
Proceeds from the sale of a business	25,618	—	—
Decrease in notes receivable	19,497	—	—
Decrease in note receivable—IAC Group, LLC	—	48,578	14,652
Other, net	4,149	—	—
Net cash provided by (used in) investing activities	36,379	(2,631,861)	(19,039)
Cash flows from financing activities:
Proceeds from issuance of Term Loans	—	1,600,000	—
Principal payments on Term Loans	(30,000)	—	—
Debt issuance costs	(785)	(18,551)	—
Withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	(2,582)	(9,870)	—
Transfers from (to) IAC	—	1,291,774	(30,262)
Net cash (used in) provided by financing activities	(33,367)	2,863,353	(30,262)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,314)	(230)	24
Net (decrease) increase in cash and cash equivalents and restricted cash	(104,113)	234,003	189
Cash and cash equivalents and restricted cash at beginning of period	234,620	617	428
Cash and cash equivalents and restricted cash at end of period	$130,507	$234,620	$617
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
Acquisition of Meredith
On December 1, 2021, Dotdash Media Inc. (formerly known as About Inc., and referred to herein as "Dotdash"), a wholly-owned subsidiary of IAC Inc. (formerly known as IAC/InterActiveCorp, and referred to herein as "IAC"), completed the acquisition of Meredith Holdings Corporation ("Meredith"), the former subsidiary of Meredith Corporation comprising its digital and magazine businesses, and its corporate operations. The parent of the combined entity is Dotdash Meredith, Inc. ("Dotdash Meredith"). See “Note 3—Business Combination” for a description of the acquisition of Meredith.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. From mobile to magazines, nearly 200 million people trust Dotdash Meredith to help them make decisions, take action, and find inspiration. Dotdash Meredith's over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, Allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living.
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash and the entities comprising it for periods prior to December 1, 2021 and to Dotdash Meredith and its subsidiaries for periods beginning on December 1, 2021 (unless the context requires otherwise).
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Combination
The Company prepares its consolidated and combined financial statements (collectively referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP").
The Company's financial statements have been prepared on a consolidated basis beginning December 1, 2021 and on a combined basis for periods prior thereto. The difference in presentation is due to the final steps of the legal reorganization of the entities that comprise Dotdash not having been completed until December 1, 2021. The preparation of the financial statements on a combined basis for periods prior to December 1, 2021 allows for the financial statements to be presented on a consistent basis for all periods presented.
The historical combined financial statements of the Company have been prepared on a standalone basis and are derived from the historical accounting records of the Company and IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses comprising the Company since their respective dates of acquisition by the Company and the allocation to the Company of certain IAC corporate expenses relating to the Company based on the historical accounting records of IAC through December 1, 2021. The allocation of certain IAC corporate expenses is reflected in the statement of parent's equity within "Invested capital." The financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the statement of cash flows.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

All intercompany transactions and balances between and among the entities comprising the Company have been eliminated. All intercompany transactions between (i) the Company and (ii) IAC and its subsidiaries (other than the entities comprising the Company), other than cash sweeps to IAC Group, LLC, for periods prior to the acquisition of Meredith, which are evidenced by notes, were considered to be settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions for periods prior to the acquisition of Meredith is reflected in the statement of cash flows as a financing activity and in the statement of parent's equity as "Invested capital." Cash sweeps to IAC Group, LLC that were evidenced by notes are reflected in the statement of cash flows as investing activities.
In management's opinion, the assumptions underlying the historical financial statements of the Company, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that the Company would have incurred as an independent, stand-alone company for the periods presented.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, capitalized software and buildings, and definite-lived intangible assets; the fair value of assets acquired and liabilities assumed as a result of acquisitions and the allocation of purchase price thereto; the recoverability of goodwill and indefinite-lived intangible assets; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 10—Segment Information."
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. Contracts may include sales incentives, such as volume discounts or rebates, which are accounted for as variable consideration when estimating the transaction price. The Company also maintains a liability for potential future refunds and customer credits, which is recorded as a reduction of revenue. All estimates of variable consideration are based upon historical experience and customer trends. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Arrangements with Multiple Performance Obligations
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers, which are directly observable, or an estimate if not directly observable.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASU No. 2014-09 the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Costs to Obtain a Contract with a Customer
The Company uses third-party agents to obtain certain subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is served to a customer; therefore, these costs are expensed when the publication is sent to the customer. The Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in "Selling and marketing expense" in the statement of operations.
Revenue Recognition Policies
Dotdash Meredith revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, project and other, newsstand and performance marketing revenue.
Digital
Advertising
Advertising revenue is generated primarily through digital advertisements sold by the Company's sales team directly to the advertisers or through advertising agencies and through programmatic advertising networks. Performance obligations consist of delivering advertisements with a promised number of actions related to the advertisements, such as impressions or clicks, or displaying advertisements for an agreed upon amount of time. The price is determined by an agreed-upon pricing model such as CPM (cost-per-1,000 impressions), CPC (cost-per-click) or flat fees.
The Company recognizes revenue over time as performance obligations are satisfied. Revenue is recognized using an output method based on actions delivered or time elapsed depending on the nature of the performance obligation. The Company considers the right to receive consideration from a customer to correspond directly with the value to the customer of our performance completed to date. The customer is invoiced in the month following the month that the advertisements are delivered.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Performance Marketing
Performance marketing revenue includes commissions generated through affiliate commerce, affinity marketing and performance marketing channels. Affiliate commerce and performance marketing commission revenue is generated when the Company's brands refer consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing and affiliate commerce partners are invoiced monthly.
Affinity marketing programs are arrangements where the Company acts as an agent for both the Company and third-party publishers to market and place magazine subscriptions online. Commissions are earned when a subscriber name has been provided to the publisher and any free trial period is completed. The Company net settles with the third-party publishers monthly.
Licensing and Other Revenue
Licensing revenue includes symbolic licenses, which include direct-to-retail product partnerships based on the Company's brands, and functional licenses, which consist of certain content licensing agreements. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Minimum guarantees, if applicable, are generally recognized as revenue over the term of the applicable contract.
Revenue from functional licenses is recognized as the Company's content is delivered or access to the content is granted. Revenue from functional licenses is recognized at a point-in-time when access to the completed content is granted to the partner.
Print
Subscription Revenue
Subscription revenue relates to the sale of the Company's print magazines. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Most of the Company’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Accordingly, amounts received from prepaid subscriptions are recorded as a customer deposit liability rather than as deferred revenue. The delivery of each issue is determined to be a distinct performance obligation that is satisfied; revenue is recognized when the publication is sent to the customer.
Advertising
Advertising revenue relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue's on-sale date, which is the date the magazine is published. The customer is invoiced, net of agency commissions, once the advertisements are published under normal industry trade terms.
Project and Other Revenue
Project and other relates to other revenue streams that are primarily project based and may relate to any one or a combination of the following activities: audience targeted advertising, custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period as the products do not have an alternate use to the Company or its other clients. Payment terms vary based on the nature of the contract.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Newsstand Revenue
Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue's on-sale date as the date aligns most closely with the date that control is transferred to the customer. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. Generally, the previously estimated revenue is adjusted based upon the final sales, which occur when the final amounts are settled under normal industry terms.
Performance Marketing
Performance marketing principally consists of affinity marketing revenue through which the Company places magazine subscriptions for third-party publishers. The Company net settles with these third-parties monthly.
Accounts Receivables, Net of the Allowance for Credit Losses
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers' ability to pay that is available.
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the expected completion of its performance obligation is one year or less. The deferred revenue balance was $26.7 million at December 31, 2022, and was all current. The current and non-current deferred revenue balances were $23.4 million and $0.1 million, respectively, at December 31, 2021. Included in the current deferred revenue balance at December 31, 2021 is $22.9 million related to Meredith, acquired December 1, 2021. During the year ended December 31, 2022, the Company recognized $15.6 million of revenue that was included in the deferred revenue balance at December 31, 2021. In addition to the revenue recognized, $6.0 million of the December 31, 2021 deferred revenue balance was reclassified to other balance sheet accounts, and $1.1 million related to a business that was sold in 2022. During the year ended December 31, 2021, the Company recognized $1.0 million of revenue that was included in the deferred revenue balance at December 31, 2020. The current and non-current deferred revenue balances were $1.2 million and $0.1 million, respectively, at December 31, 2020. Non-current deferred revenue is included in "other long-term liabilities" in the balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds. Internationally, cash equivalents primarily consist of short-term time deposits.
Certain Risks and Concentrations
Credit Risk
The Company has a counterparty credit risk exposure to the private limited life insurance company, which issued the annuity contracts held by the IPC Pension Scheme ("IPC Plan"). In addition, cash and cash equivalents are maintained with financial institutions and are in excess of any applicable third-party insurance limits, such as the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Interest Rate Risk
At December 31, 2022, the principal amount of the Company's outstanding debt totals $1.6 billion, which bears interest at a variable rate. During the year ended December 31, 2022, Adjusted Term SOFR increased an average of nearly 360 basis points relative to December 31, 2021. As a result of the increase in the adjusted term secured overnight financing rate ("Adjusted Term SOFR") during the year ended December 31, 2022, the interest expense was $21.7 million higher as compared to what interest expense would have been if the Adjusted Term SOFR been unchanged during 2022. This impact was more limited than it might have been because the Adjusted Term SOFR was below the minimum of 0.50% for the Term Loan B through May 2, 2022. At December 31, 2022, the outstanding balance of $1.2 billion related to the Term Loan B bore interest at Adjusted SOFR, subject to a minimum of 0.50%, plus 4.00%, or 8.22%, and the outstanding balance of $332.5 million related to the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 5.91%. If Adjusted Term SOFR were to increase or decrease by 100 basis points, the annual interest expense on the Term Loans would, respectively, increase or decrease by $15.8 million.
Other Risks
The Company is subject to certain risks and concentrations including dependence on third-party technology providers and exposure to risks associated with online commerce security.
Inventories
Inventories consist mainly of paper stock, editorial content, books and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.
Leasehold Improvements, Equipment, Land, Capitalized Software and Buildings
Leasehold improvements, equipment, land, capitalized software and buildings, net are recorded at cost or at fair value to the extent acquired in a business combination. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included within depreciation within the statement of operations, and depreciation are computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.
The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $18.5 million and $45.2 million at December 31, 2022 and 2021, respectively. The decrease in net book value of capitalized internal use software was the result of the reclassification of acquired capitalized software to definitive intangible assets in connection with the completion of purchase accounting related to the acquisition of Meredith during the fourth quarter of 2022. See "Note 3—Business Combination" for further discussion of the purchase accounting for the Meredith acquisition.

Asset Category	Estimated Useful Lives
Buildings and leasehold improvements	3 to 30 Years
Capitalized software and computer equipment	2 to 3 Years
Furniture and other equipment	3 to 10 Years

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Business Combinations
The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date. The acquisition of Meredith closed on December 1, 2021 and the allocation of purchase price to the assets acquired and liabilities assumed, the determination of the reporting units and the allocation of goodwill to the reporting units were finalized during the fourth quarter of 2022. See "Note 3—Business Combination" for a description of the accounting for this business combination.
Goodwill and Indefinite-Lived Intangible Assets
The Company assesses goodwill and indefinite-lived intangible assets, which are certain trade names and trademarks, for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
The Company has two operating segments, which also comprise the Company’s reporting units, Digital and Print. Goodwill is tested for impairment at the reporting unit level. All of the goodwill arising from the Company’s acquisition of Meredith was allocated to Digital. See "Note 10—Segment Information" for additional information regarding the Company's method of determining operating and reportable segments.
In performing the annual assessment, the Company may elect to perform a qualitative assessment of its goodwill and indefinite-lived intangible assets if it concludes it is not more likely than not that the fair value of the reporting unit or the indefinite-lived intangible asset is less than its carrying value. In other words, there is an absence of indicators of possible impairment. The Company can always elect to perform a quantitative, rather than a qualitative assessment, or perform a quantitative assessment if there are indicators of possible impairment. If the carrying value of the reporting unit or indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded.
For the Company's annual goodwill test as of October 1, 2022, a qualitative assessment of the Digital reporting unit’s goodwill was performed because the Company concluded it was more likely than not that the fair value of the reporting unit was in excess of its respective carrying value. The primary factor that the Company considered in its qualitative assessment was the preparation of a valuation of the Company, which included a valuation of the Company's reporting units. This valuation was prepared time proximate to, however, not as of, October 1, 2022; the valuation was prepared primarily to determine the fair value of the Company and its common shares. The fair value of the common shares is used in connection with the issuance and/or settlement of equity awards that are denominated in the equity of the Company.
The fair value of the Company's reporting units was determined using both an income approach based on discounted cash flows ("DCF") and a market approach in the valuation described above. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The future cash flows are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment was 16.5% in 2022 and 10.0% in 2021, respectively, and the royalty rates used ranged from 3.5% to 8.0% in 2022 and 3.5% in 2021, respectively.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. There is one indefinite-lived intangible asset at Digital with a value of approximately $126.0 million for which the excess of fair value over carrying value is less than 20%.
The Company's annual assessments of goodwill and indefinite-lived intangible assets in the three-year period ended December 31, 2022 did not identify any impairments. To the extent impairments are recorded on indefinite-lived intangibles, they would be included in "Amortization of intangibles" in the statement of operations.
Long-Lived Assets and Intangible Assets with Definite Lives
Long-lived assets, which consist of ROU assets, leasehold improvements, equipment, capitalized software, buildings and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. During the year ended December 31, 2022, the Company recorded impairment charges of $14.3 million of an ROU assets and $7.0 million of the related leasehold improvements and furniture and equipment see "Note 5—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information. Amortization of definite-lived intangible assets is computed either on a straight-line basis or is based on the pattern in which the economic benefits of the asset are expected to be realized.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, capitalized software and buildings are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Note Receivable
In connection with the acquisition of Meredith, the Company acquired a non-interest-bearing note receivable, which requires annual payments through June 2024. Interest was imputed on the note utilizing an interest rate reflecting the borrower’s specific credit risk. At December 31, 2022 the outstanding gross principal balance on the note was $22.9 million, of which $14.0 million is due on June 30, 2023. At December 31, 2021 the outstanding gross principal balance on the note was $41.6 million, of which $19.5 million was paid on June 30, 2022. The current and non-current amounts, including imputed interest, at December 31, 2022 and 2021 were included in "Other current assets" and "Other non-current assets" in the balance sheet, respectively.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and primarily represent online marketing, including fees paid to search engines and social media sites, and direct-mail costs for magazine subscription acquisition efforts. Advertising expense was $129.0 million, $24.6 million and $5.6 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Legal Costs
Legal costs are expensed as incurred.
Original Issue Discount, Debt Issuance Costs and Deferred Financing Costs
Costs incurred to obtain financing are deferred and amortized to "Interest expense" in the statement of operations over the related financing period using the effective interest method. The Company records debt issuance costs as a direct reduction of the carrying value of the related debt. Financing costs related to the undrawn revolving credit facility are included in "Other non-current assets" in the balance sheet.
Income Taxes
Dotdash Meredith is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In the periods presented, the current and deferred income tax provision and/or benefit have been computed for Dotdash on an as if standalone, separate tax return basis.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, for uncertain tax positions as a component of income tax expense. The Company elects to recognize the tax on Global Intangible Low-Taxed Income as a period expense in the period the tax is incurred.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Pensions and Postretirement Benefits
In connection with the acquisition of Meredith, the Company assumed the obligations under its pension plans. Pension benefits for the domestic plans are generally based on formulas that reflect pay credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings. The domestic plans are frozen with respect to new participants and the qualified plan was terminated effective December 31, 2022, and therefore, will have no future service costs. There were no active participants in the international plans so there are no future service cost for the international plans.
The Company utilizes a mark-to-market approach to account for pension and postretirement benefits. Under this approach, the Company recognizes changes in the fair value of plan assets and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other postretirement plan net periodic benefit cost are recorded on a quarterly basis.
The discount rates utilized for the domestic plans and unqualified (unfunded) United Kingdom ("U.K.") plan was based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date. Following the annuity contract transaction in the U.K. described in "Note 12—Pension and Postretirement Benefit Plans," the approach for setting the discount rate for the IPC Plan was changed from a high-quality corporate bond basis to an effective insurance settlement rate, using the estimated discount rates inherent in the annuity contracts at each measurement date. This approach is consistent with the determination of the discount rate under the prior annuity contract entered into in May 2020.
The Company does not expect future contributions to be made into these plans as a result of the annuity contract entered into with a private limited life insurance company related to the qualified international plan and the determination to freeze and terminate the qualified domestic pension plan. The Company's non-qualified plans are funded as payments, which can include the purchase of annuity contracts, are made. In addition, the Company provides health care and life insurance benefits for certain employees upon their retirement, the expected costs of which are accrued over the periods that the employees render services and are funded as claims are paid. See "Note 12—Pension and Postretirement Benefit Plans" for additional information.
Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in "Accumulated other comprehensive (loss) income" as a component of shareholder's and parent's equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of "Other (expense) income, net."
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 11—Stock-Based Compensation" for a discussion of the Company's stock-based compensation plans.
Recent Accounting Pronouncements
There are no recently issued accounting pronouncements that have been adopted that are expected to have a material effect on the results of operations, financial condition or cash flows of the Company.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—BUSINESS COMBINATION
On December 1, 2021, Dotdash acquired Meredith under the terms of an agreement (the "Merger Agreement") dated as of October 6, 2021. At the effective time of the merger, each outstanding share of common stock of Meredith (other than certain excluded shares) was converted into the right to receive $42.18 in cash. Pursuant to the Merger Agreement, Meredith equity awards were cancelled, and in exchange each holder received such holder’s portion of the merger consideration as set forth in the Merger Agreement, less the per share exercise price in the case of stock options. The Company accounted for this acquisition as a business combination under the acquisition method of accounting. The Company completed the purchase accounting for the Meredith acquisition during the fourth quarter of 2022.
The total purchase price was calculated and allocated as follows:

(In thousands)
Common stock of Meredith	$1,931,376
Cash payment used to settle a portion of Meredith debt	625,000
Cash settlement of all outstanding vested equity awards and deferred compensation	130,089
Total purchase price	$2,686,465
The table below summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

(In thousands)
Cash and cash equivalents	$12,436
Accounts receivable	334,891
Other current assets	123,081
Leasehold improvements, equipment, buildings, land and capitalized software	258,197
Goodwill	1,516,055
Intangible assets	1,175,459
Other non-current assets	676,777
Total assets	4,096,896
Customer deposit liability	(144,136)
Other current liabilities	(435,268)
Deferred income taxes	(271,230)
Other non-current liabilities	(559,797)
Net assets acquired	$2,686,465
The Company acquired Meredith because it is complementary to Dotdash. The purchase was based on the expected future financial performance of Meredith under Dotdash leadership, not on the value of the net identifiable assets at the time of acquisition. This resulted in a significant portion of the purchase price being attributed to goodwill. The purchase price attributed to goodwill is not tax deductible.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The fair values of the identifiable intangible assets acquired at the date of acquisition are as follows:

	(In thousands)	Useful Life (Years)
Indefinite-lived trade names and trademarks	$388,550	Indefinite-lived
Advertiser relationships	297,000	5
Licensee relationships	171,000	3-6
Digital content	96,200	2-3
Trade name and trademarks	80,500	1-29(a)
Subscriber relationships	76,009	1-2
Developed technology	66,200	2-3
Total identifiable intangible assets acquired	$1,175,459
_____________________
(a)     Approximately $19 million of the total trade names and trademarks represents digital trade names and trademarks that Dotdash Meredith has the contractual right to use for 29 years. The remaining definite-lived trade names and trademarks have an estimated useful life that range from 1 to 5 years.
Accounts receivable, other current assets, leasehold improvements, equipment, buildings, land, capitalized software, other non-current assets, customer deposit liability, other current liabilities and other non-current liabilities of Meredith were reviewed and adjusted to their fair values at the date of acquisition, as necessary. Accounts receivable was adjusted for $3.4 million of gross contractual amounts that were not collected. Contingencies, including indemnification liabilities related to pre-acquisition income tax and non-income tax liabilities, of $60.0 million are included in net assets acquired. The fair value of contingencies represents an estimate of amounts to be paid and an assessment of probability.
The fair values of trade names and trademarks were determined using an income approach that utilized a relief from royalty methodology. The fair values of advertiser, licensee and subscriber relationships were determined using an income approach that utilized an excess earnings methodology. The fair values of digital content and developed technology were determined using a cost to replace methodology. The valuations of these intangible assets incorporate significant unobservable inputs and require significant judgment and estimates, including the amount and timing of future cash flows and the determination of royalty and discount rates.
Unaudited pro forma financial information
The unaudited pro forma financial information in the table below presents the results of the Company and Meredith as if the Meredith acquisition had occurred on January 1, 2020. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had this acquisition occurred on January 1, 2020. For the years ended December 31, 2021 and 2020, pro forma adjustments include an increase in amortization expense of $135.9 million and $153.1 million, respectively, related to intangible asset adjustments in purchase accounting. To present transaction-related costs in the beginning of the earliest comparative period presented, pro forma adjustments include a reduction in transaction-related costs of $130.8 million for the year ended December 31, 2021.

	Years Ended December 31,
	2021	2020
	(In thousands)
Revenue	$2,355,980	$2,246,443
Net earnings (loss)	$35,270	$(358,430)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2022	2021
	(In thousands)
Goodwill	$1,499,873	$1,567,641
Intangible assets with definite lives, net of accumulated amortization	500,942	667,711
Intangible assets with indefinite lives	394,300	438,800
Total goodwill and intangible assets, net	$2,395,115	$2,674,152
The following table presents the balance of goodwill, fully attributable to the digital segment, including the changes in the carrying value of goodwill.

	Years Ended December 31,
	2022	2021
	(In thousands)
Balance at January 1	$1,567,641	$—
Acquisition of Meredith	—	1,567,641
Deductions	(67,768)	—
Balance at December 31	$1,499,873	$1,567,641
Deductions for the year ended December 31, 2022 are primarily due to $51.6 million of adjustments to the fair values of certain assets acquired and liabilities assumed in the Meredith acquisition and $16.2 million related to the sale of a business.
The December 31, 2022 and 2021 goodwill balances reflect accumulated impairment losses of $198.3 million that do not relate to the acquisition of Meredith.
See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s assessments of impairment of goodwill and indefinite-lived intangible assets.
At December 31, 2022 and 2021, intangible assets with definite lives are as follows:

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(87,199)	$209,801	5.0
Licensee relationships	171,000	(45,152)	125,848	4.9
Trade names	112,162	(32,053)	80,109	9.6
Digital Content	106,639	(61,407)	45,232	2.9
Developed Technology	66,200	(47,885)	18,315	2.1
Subscriber relationships	61,200	(39,563)	21,637	1.9
Total	$814,201	$(313,259)	$500,942	4.9

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$334,000	$(6,386)	$327,614	5.3
Licensee relationships	150,000	(2,923)	147,077	4.9
Trade names	136,961	(13,680)	123,281	5.1
Subscriber relationships	73,700	(3,961)	69,739	2.0
Digital Content	10,439	(10,439)	—	3.4
Total	$705,100	$(37,389)	$667,711	4.8
At December 31, 2022, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Years Ended December 31,	(In thousands)
2023	$192,018
2024	128,330
2025	80,495
2026	66,148
2027	12,477
Thereafter	21,474
Total	$500,942
NOTE 5—RESTRUCTURING CHARGES, TRANSACTION-RELATED EXPENSES AND CHANGE-IN-CONTROL PAYMENTS
Restructuring Charges
In the first quarter of 2022, Dotdash Meredith announced its plans to discontinue certain print publications and the shutdown of PeopleTV to focus the portfolio and further enable investments toward digital growth. Dotdash Meredith also announced a voluntary retirement program in the first quarter of 2022 for employees who met certain age and service requirements. In addition, actions were taken to improve efficiencies in 2022 following the Meredith acquisition, including vacating leased office space.
In December 2022, management committed to a reduction in force plan to better align its cost structure given the difficult market and current economic uncertainty. The Company announced the plan in late January 2023, which resulted in $17.5 million of expense for the year ended December 31, 2022; the related accrual is reflected in the December 31, 2022 balance sheet.
For the year ended December 31, 2022, the Company incurred a total of $80.2 million of restructuring charges, including $55.9 million of severance and related costs. The restructuring charges for the year ended December 31, 2022 include $21.3 million of impairment charges related to the consolidation of certain leased spaces following the Meredith acquisition, consisting of impairments of $14.3 million and $7.0 million of a ROU asset and related leasehold improvements and furniture and equipment, respectively, which are included in "General and administrative expense" and "Depreciation," respectively, in the statement of operations.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The costs are allocated as follows in the statement of operations:

December 31, 2022
(In thousands)
Cost of revenue	$24,527
Selling and marketing expense	17,174
General and administrative expense	28,096
Product development expense	3,435
Depreciation	7,006
Total	$80,238
A summary of the costs incurred and payments made during the year ended December 31, 2022 and related accruals as of December 31, 2022 are presented below:

	December 31, 2022
	Digital	Print	Other (a)	Total
	(In thousands)
Restructuring charges
Costs incurred	$39,225	$33,432	$7,581	$80,238
Payments	(6,966)	(20,952)	(3,192)	(31,110)
Non-cash (b)	(21,309)	(425)	—	(21,734)
Restructuring accruals as of December 31, 2022	$10,950	$12,055	$4,389	$27,394
_____________________
(a)     Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.
(b)     Includes $21.3 million impairment of ROU assets, leasehold improvements and furniture and equipment, and $0.4 million related to the write-off of inventory.
The Company anticipates the estimated remaining costs associated with the 2022 restructuring events will be approximately $0.3 million, which primarily relate to unallocated corporate overhead, and together with the $27.4 million accrued as of December 31, 2022, will be paid by December 31, 2023 from existing cash on hand. The remaining costs are related to the voluntary retirement program.

Transaction-Related Expenses
For the years ended December 31, 2022 and 2021, Dotdash Meredith incurred $7.1 million and $30.2 million, respectively, of transaction-related expenses related to the acquisition of Meredith, other than costs related to change-in-control payments.
Change-in-Control Payments
In December 2021, Dotdash Meredith recorded $60.1 million in change-in-control payments, which were triggered by the acquisition and the terms of certain former executives’ contracts. On July 1, 2022, Dotdash Meredith made $83.1 million in change-in-control payments, which included amounts accrued in December 2021, as well as amounts previously accrued that became payable following the change-in-control. On October 3, 2022, Dotdash Meredith made the final $4.3 million in change-in-control payments.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Fair Value Measurements
The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	December 31, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$43,000	$—	$—	$43,000
Time deposits	—	10,871	—	10,871
Total	$43,000	$10,871	$—	$53,871

	December 31, 2021
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$187,137	$—	$—	187,137
Time deposits	—	6,057	—	6,057
Total	$187,137	$6,057	$—	$193,194
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	December 31, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Current portion of long-term debt	$(30,000)	$(26,700)	$(30,000)	$(29,550)
Long-term debt, net (a)	$(1,524,475)	$(1,339,213)	$(1,551,685)	$(1,574,575)
_____________________
(a)    At December 31, 2022 and 2021, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $15.5 million and $18.3 million, respectively.
At December 31, 2022 and 2021, the fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—LEASES
The Company leases office space and equipment used in connection with its operations under various operating leases, the majority of which contain escalation clauses.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company's and certain of its subsidiaries' respective incremental borrowing rates on the lease commencement date, January 1, 2019 for leases that commenced prior to that date, or, in the case of acquisitions subsequent to January 1, 2019, the date of acquisition. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by "Accounting Standards Codification 842 Leases," leases with an initial term of twelve months or less ("short-term leases") are not recorded on the balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The following table presents the balances of ROU assets and lease liabilities within the balance sheet:

		December 31,
Leases	Balance Sheet Classification	2022	2021
		(In thousands)
Assets:
ROU assets (a)	Other non-current assets	$333,192	$385,559

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$45,578	$39,450
Long-term lease liabilities	Other long-term liabilities	394,446	430,535
Total lease liabilities (a)		$440,024	$469,985
_____________________
(a)    The December 31, 2022 balances include ROU assets and lease liabilities of $323.3 million and $408.7 million, respectively, related to the acquisition of Meredith, which reflect $4.3 million downward and $7.1 million upward purchase accounting adjustments, respectively, that were completed during 2022. The December 31, 2021 balances include provisional ROU assets and lease liabilities of $358.6 million and $434.8 million, respectively, related to the acquisition of Meredith.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table presents the net lease expense within the statement of operations:

		Years Ended December 31,
Lease Expense	Statement of Operations Classification	2022	2021	2020
		(In thousands)
Fixed lease expense	Cost of revenue	$244	$4	$2
Fixed lease expense	Selling and marketing expense	2,534	187	39
Fixed lease expense	General and administrative expense	47,386	7,040	2,152
Fixed lease expense	Product development expense	67	59	32
Total fixed lease expense (b)		50,231	7,290	2,225
Variable lease expense	General and administrative expense	7,488	1,431	1,221
Variable lease expense	Product development expense	66	72	67
Total variable lease expense		7,554	1,503	1,288
Net lease expense		$57,785	$8,793	$3,513
_____________________
(b)     Includes $10.7 million, $2.3 million and $0.6 million of sublease income and $2.9 million, $0.3 million and $0.6 million of short-term lease expense for the years ended December 31, 2022, 2021 and 2020, respectively, and $0.2 million of lease impairment charges for the year ended December 31, 2020. During the year ended December 31, 2022, the Company recorded $14.3 million of impairment charges related to the consolidation of certain leased spaces following the Meredith acquisition, which is included in "General and administrative expense" in the statement of operations as a restructuring charge. See "Note 5—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information. There were no lease impairment charges for the year ended December 31, 2021.
Maturities of lease liabilities at December 31, 2022 (c) are summarized below:

Years Ended December 31,	In thousands
2023	$65,211
2024	64,553
2025	63,334
2026	60,029
2027	51,087
Thereafter	238,762
Total	542,976
Less: Interest	102,952
Present value of lease liabilities	$440,024
_____________________
(c)    At December 31, 2022, there were no legally binding minimum lease payments for leases signed but not yet commenced included in the lease payments.
The following are the weighted average assumptions used for lease term and discount rate:

	December 31,
	2022	2021
Remaining lease term	8.9 years	9.8 years
Discount rate	4.76%	5.35%

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following is the supplemental cash flow information:

	December 31,
	2022	2021	2020
	(In thousands)
Other Information:
ROU assets obtained in exchange for lease liabilities (d)	$9,910	$437,752	$33,148
Cash paid for amounts included in the measurement of lease liabilities	$61,016	$9,454	$4,269
_____________________
(d)    December 31, 2021 includes $437.7 million related to Meredith as of the date of its acquisition, which was adjusted upward by $7.1 million for purchase accounting adjustments during 2022.
NOTE 8—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2022	2021
	(In thousands)
Term Loan A due December 1, 2026	$332,500	$350,000
Term Loan B due December 1, 2028	1,237,500	1,250,000
Total long-term debt	1,570,000	1,600,000
Less: current portion of long-term debt	30,000	30,000
Less: original issue discount	5,310	6,176
Less: unamortized debt issuance costs	10,215	12,139
Total long-term debt, net	$1,524,475	$1,551,685
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The proceeds of the Term Loans were used to fund a portion of the purchase price for the acquisition of Meredith and pay related fees and expenses. The Term Loan A bears interest at an Adjusted Term SOFR as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. At December 31, 2022 and 2021, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25% and 2.00%, or 5.91% and 2.15%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50% plus 4.00%, or 8.22% and 4.50%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. Commencing with the delivery of the financial statements for the period ended December 31, 2022, the Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio. No such payment is currently expected related to the period ended December 31, 2022.
There were no outstanding borrowings under the Revolving Facility at December 31, 2022 and 2021. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 and 35 basis points at December 31, 2022 and 2021, respectively. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or term benchmark rate, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio, which ratio permits netting of up to $250 million in cash and cash equivalents, as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Credit Agreement. This ratio was exceeded for the test period ended December 31, 2022. The Credit Agreement also permits IAC to contribute, and IAC may contribute, cash to the Company to provide additional liquidity, including to ensure that the Company does not exceed certain Consolidated Net Leverage Ratios for any test period, as further defined in the Credit Agreement. In connection with the capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions, if made, would impact the Consolidated Net Leverage Ratios of the Company.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries, and are secured by substantially all of the assets of the Company and certain of its subsidiaries.
Long-term Debt Maturities:
Long-term debt maturities at December 31, 2022 are summarized in the table below:

Years Ending December 31,	(In thousands)
2023	$30,000
2024	30,000
2025	47,500
2026	275,000
2027	12,500
2028	1,175,000
Total	1,570,000
Less: current portion of long-term debt	30,000
Less: unamortized original issue discount	5,310
Less: unamortized debt issuance costs	10,215
Total long-term debt, net	$1,524,475
NOTE 9—ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
The following tables present the component of accumulated other comprehensive (loss) income, which exclusively consists of foreign currency translation adjustment:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Balance at January 1	$1,652	$515	$491
Current period other comprehensive (loss) income	(13,914)	1,137	24
Balance at December 31	$(12,262)	$1,652	$515
At December 31, 2022, 2021 and 2020, there was no tax benefit or provision on the accumulated other comprehensive (loss) income.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's view of the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered.
The following table presents revenue by reportable segment:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Revenue:
Digital	$931,482	$367,134	$213,753
Print	1,026,128	92,002	—
Intersegment eliminations (a)	(22,911)	(2,863)	—
Total	$1,934,699	$456,273	$213,753
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Digital:
Advertising revenue	$621,714	$236,660	$137,455
Performance marketing revenue	198,441	116,195	76,298
Licensing and other revenue	111,327	14,279	—
Total digital revenue	931,482	367,134	213,753
Print:
Subscription revenue	422,700	34,634	—
Advertising revenue	260,282	13,678	—
Project and other revenue	154,807	16,414	—
Newsstand revenue	132,855	19,183	—
Performance marketing revenue	55,484	8,093	—
Total print revenue	1,026,128	92,002	—
Intersegment eliminations (a)	(22,911)	(2,863)	—
Total revenue	$1,934,699	$456,273	$213,753
_____________________
(a)    Intersegment eliminations primarily relate to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Revenue:
United States	$1,933,411	$452,370	$210,433
All other countries	1,288	3,903	3,320
Total	$1,934,699	$456,273	$213,753

	December 31,
	2022	2021
	(In thousands)
Long-lived assets (excluding goodwill, intangible assets and ROU assets):
United States	$208,744	$294,697
All other countries	1,074	692
Total	$209,818	$295,389
The following tables present operating (loss) income and Adjusted EBITDA by reportable segment:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Operating (loss) income:
Digital	$(66,629)	$69,046	$44,927
Print	(54,448)	(6,527)	—
Other (b)	(67,014)	(60,277)	—
Total (c)	$(188,091)	$2,242	$44,927
_____________________
(b)    Other comprises unallocated corporate expenses.
(c)    Includes restructuring charges of $80.2 million for the year ended December 31, 2022, which include $7.0 million of impairment charges included in "Depreciation" in the statement of operations. The years ended December 31, 2022 and 2021 also include transaction-related expenses of $7.1 million and $78.5 million, respectively, related to the acquisition of Meredith. See "Note 5—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Adjusted EBITDA: (d)(e)
Digital	$186,696	$89,327	$64,582
Print	$31,135	$2,639	$—
Other (b)	$(65,682)	$(60,196)	$—
_____________________
(d)    The Company's primary financial measure and GAAP segment measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration agreements.
(e)    Includes restructuring charges of $73.2 million for the year ended December 31, 2022. The years ended December 31, 2022 and 2021 also include transaction-related expenses of $7.1 million and $78.5 million, respectively, related to the acquisition of Meredith. See "Note 5—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.
The following tables reconcile operating (loss) income for the Company's reportable segments and net (loss) earnings to Adjusted EBITDA:

	Year Ended December 31, 2022
	Operating Loss(c)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA(d)(e)
	(In thousands)
Digital	$(66,629)	$20,596	$27,569	$205,772	$(612)	$186,696
Print	(54,448)	$1,023	$12,620	$71,940	$—	$31,135
Other (b)	(67,014)	$136	$1,196	$—	$—	$(65,682)
Total	(188,091)
Interest expense	(90,058)
Other expense, net	(206,341)
Loss before income taxes	(484,490)
Income tax benefit	116,941
Net loss	$(367,549)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2021
	Operating Income (Loss)(c)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Arrangements	Adjusted EBITDA(d)(e)
	(In thousands)
Digital	$69,046	$4,990	$3,788	$11,511	$(8)	$89,327
Print	(6,527)	$—	$1,827	$7,339	$—	$2,639
Other (b)	(60,277)	$—	$81	$—	$—	$(60,196)
Total	2,242
Interest expense	(5,783)
Other expense, net	(17,507)
Loss before income taxes	(21,048)
Income tax provision	(3,056)
Net loss	$(24,104)

	Year Ended December 31, 2020
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$44,927	$4,760	$724	$14,171	$64,582
Other income, net	2,525
Earnings before income taxes	47,452
Income tax provision	(3,436)
Net earnings	$44,016
NOTE 11—STOCK-BASED COMPENSATION
The stock‑based compensation expense reflected in the statement of operations primarily consists of expense related to stock appreciation rights denominated in Dotdash Meredith equity. Prior to the acquisition of Meredith, it also includes expense related to an allocation of expense from IAC related to awards issued to corporate employees of IAC that were granted under various IAC stock and annual incentive plans. Dotdash Meredith recorded stock-based compensation expense of $21.8 million, $5.0 million and $4.8 million for the years ended December 31, 2022, 2021 and 2020, respectively. Of these amounts $21.8 million, $4.2 million and $1.7 million, respectively, relate to Dotdash Meredith denominated equity awards.
Dotdash Meredith Equity Awards
The Company currently has one active plan (the "Plan"). The Plan was adopted in 2020 and provides that the exercise price of stock appreciation rights granted will not be less than the fair value of the Company’s common stock on the grant date. The Plan and its predecessor plans (collectively, "the Plans") provide for the grant of stock appreciation rights, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards, and other stock-based awards related to shares of the Company’s common stock. The Plan authorizes the Company to grant awards to its employees. The plan does not specify grant dates or vesting schedules of awards as those determinations are made by the IAC Board of Directors or a committee thereof and are set forth in each applicable award agreement. Broad‑based stock appreciation rights issued to date have generally vested in four equal annual installments over a four‑year period, three equal annual installments over a three-year period or cliff-vest after a four-year period.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Pursuant to the terms of the stock-based awards granted under the Plans, until the Company's (or its successor(s)) common shares trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC's election. During the year ended December 31, 2022, the Company paid IAC approximately $2.6 million in cash to reimburse IAC for the IAC common shares issued to settle the Company's stock appreciation rights. Prior to 2022, the Company reimbursed IAC in the form of Dotdash Meredith common shares for the shares issued by IAC and in cash for any withholding taxes paid by IAC on behalf of the Company’s employees. During 2021 and 2020, the Company issued IAC approximately 750 and 1,700 shares, respectively, of the Company’s common stock to reimburse IAC for the IAC common shares issued to settle the Company’s stock appreciation rights.
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2022, there is $62.8 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.0 years.
The total income tax benefit recognized in the statement of operations for the years ended December 31, 2022, 2021 and 2020 related to all stock-based compensation expense is $6.1 million, $5.0 million and $6.3 million, respectively.
The aggregate income tax benefit recognized related to the exercise of stock appreciation rights for the years ended December 31, 2022, 2021 and 2020, was $0.9 million, $4.0 million and $5.9 million, respectively.
Stock Appreciation Rights
Stock appreciation rights ("SARs") outstanding at December 31, 2022 and changes during the period ended December 31, 2022 are as follows:

	December 31, 2022
	SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
SARs outstanding at January 1	13,877	$11.81
Granted	4,750	14.05
Exercised	(432)	3.85
Forfeited	(420)	11.58
Expired	—	—
SARs outstanding at December 31	17,775	$12.60	8.6	$14,623
SARs exercisable	2,073	$5.43	6.5	$10,828
The aggregate intrinsic value in the table above represents the difference between $10.63, the value of a Dotdash Meredith stock appreciation right, representing 1/1000th of a share of Dotdash Meredith, based upon the December 2022 valuation of the Company, which was prepared by an independent third-party and approved by the Compensation and Human Resources Committee of the IAC Board of Directors and is the most time proximate valuation of Company shares, and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all holders exercised their awards on December 31, 2022. This amount changes based on changes in the fair value of the Company’s common stock.
The total intrinsic value of awards exercised during the years ended December 31, 2022, 2021 and 2020 is $4.4 million, $20.9 million and $29.3 million, respectively.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

There was no cash received from the exercise of stock appreciation rights, which by their terms are net settled with the award holder entitled to receive the intrinsic value of the award, less withholding taxes.
The weighted average grant date fair value for stock appreciation rights granted during the years ended December 31, 2022, 2021 and 2020 was $6.89, $7.39 and $2.46, respectively.
The following table summarizes the information about stock appreciation rights outstanding and exercisable at December 31, 2022:

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Outstanding at December 31, 2022	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2022	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
	(Shares in thousands)
$0.01 to $3.50	432	4.3	$1.19	432	4.3	$1.19
$3.51 to $7.00	1,431	6.5	4.99	931	6.4	4.69
$7.01 to $10.50	1,401	7.9	8.87	693	7.9	8.87
$10.51 to $14.00	325	9.6	13.86	17	8.6	13.99
Greater than $14.01	14,186	9.0	14.06	—	—	—
	17,775	8.6	$12.60	2,073	6.5	$5.43
During 2021, the Company granted market-based stock appreciation rights; at the time of grant, the unvested stock appreciation rights held by the grantee were cancelled. The market-based stock appreciation rights only vest if the price of the Company’s common stock exceeds the relevant price threshold and the service requirement is met. The service requirement provides that this award cliff vests in December 2025. For market-based stock appreciation rights, the expense is measured using a lattice model and expensed as stock-based compensation over the service period.
The fair value of each stock appreciation right, with the exception of market-based awards, is estimated as of the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. The expected stock price volatility was estimated based on historical stock price volatility of peer companies that were used in the preparation of valuations used in valuing the Company’s common shares. The risk-free interest rates are based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date. Expected term is based upon the mid-point of the first and last exercise windows specified in the award agreements. No dividends have been assumed at the time of grant based on the expectation that the Company will not be paying dividends.
The following summarizes the assumptions used in determining the fair value of stock appreciation rights granted:

	Years Ended December 31,
	2022	2021	2020
Risk-free interest rate	2.1%	1.2%	0.4%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life/term	3.2 years	4.4 years	3.6 years
Expected volatility	70.7%	59.8%	39.3%
During 2021, the Company modified certain equity awards resulting in incremental fair value of $57.9 million, which will be recognized as expense over the vesting period of the modified awards.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—PENSION AND POSTRETIREMENT BENEFIT PLANS
Pension and Postretirement Plans
In connection with the acquisition of Meredith, the Company assumed the obligations under Meredith’s various pension plans. The plans include U.S. noncontributory pension plans that cover substantially all employees who were employed by Meredith prior to January 1, 2018. There are two international pension plans in the U.K., including the IPC Plan; the international plans have no active participants. The two U.S. and two U.K. plans consist of a qualified (funded) plan and a nonqualified (unfunded) plan in each country. These plans provide participants with retirement benefits in accordance with benefit provision formulas. The nonqualified pension plans provide retirement benefits to certain highly compensated employees. The Company also assumed Meredith's defined healthcare and life insurance plans that provide benefits to eligible employees upon their retirement.
On July 28, 2022, following approval by the trustees of the IPC Plan, the IPC Plan entered into an annuity contract with a private limited life insurance company covering all IPC Plan participants who were not covered by an annuity contract entered into in May 2020. The annuity contracts are designed to provide payments equal to all future designated contractual benefit payments to covered participants until the annuity contracts are settled. The value of the annuity contracts and the liabilities with respect to participants are expected to match (i.e., the full benefits have been annuitized). The Company remains responsible for paying pension benefits to the IPC Plan participants. While the Company currently does not expect to be required to make additional contributions to the IPC Plan, this may change based upon future events or as additional information becomes available.
On September 13, 2022, the board of directors of Meredith voted unanimously to freeze and terminate the U.S. funded pension plan effective December 31, 2022. All participants in this plan on the termination date continue as participants in the plan with respect to their accrued benefits until their accrued benefits are distributed to them or their beneficiaries. In addition, the participant's covered compensation was frozen effective December 31, 2022. Participants will no longer receive a benefit credit under the plan, but participants will continue to receive interest credits pursuant to the terms of the plan. The Company does not expect to have to make any contributions to the plan in the future due to its termination and overfunded status.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Obligations and Funded Status
Change in Net Assets/Liabilities
The following tables present changes in, and components of, the Company's net assets/liabilities for pension and other postretirement benefits:

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$166,800	$790,663	$10,808	$—	$—	$—
Acquisition and related fair value adjustments (a)	23,345	—	—	154,920	850,774	10,923
Service cost	3,562	—	7	368	—	1
Interest cost	4,372	15,014	262	224	981	22
Net actuarial gain	(7,262)	(210,284)	(3,717)	(158)	(54,660)	(132)
Benefits paid (including lump sums)	(9,105)	(15,521)	150	(339)	(1,529)	(6)
Settlements	(96,100)	(34,374)	(3,037)	—	(9,361)	—
Curtailment gain	(3,060)	—	—	—	—	—
Contractual termination benefits	—	—	—	11,785	—	—
Plan transfer (b)	(9,564)	—	—	—	—	—
Foreign currency exchange rate impact	—	(77,669)	—	—	4,458	—
Benefit obligation, end of year	$72,988	$467,829	$4,473	$166,800	$790,663	$10,808
Change in plan assets
Fair value of plan assets, beginning of year	$132,326	$1,015,274	$—	$—	$—	$—
Acquisition and related fair value adjustments (a)	18,596	—	—	129,765	1,053,902	—
Actual return on plan assets	(12,657)	(397,417)	—	2,886	(62,744)	—
Employer contributions	44,221	122	—	14	29,229	6
Benefits paid (including lump sums)	(9,105)	(15,521)	—	(339)	(1,529)	(6)
Settlements	(95,182)	(34,374)	—	—	(9,361)	—
Foreign currency exchange rate impact	—	(100,193)	—	—	5,777	—
Fair value of plan assets, end of year	$78,199	$467,891	$—	$132,326	$1,015,274	$—
Over (under) funded status, end of year	$5,211	$62	$(4,473)	$(34,474)	$224,611	$(10,808)
_____________________
(a)     All pension and postretirement plans were acquired with the acquisition of Meredith on December 1, 2021. The purchase accounting for the acquisition of Meredith was completed in the fourth quarter of 2022.
(b)    Obligations associated with certain former Meredith Corporation employees were transferred during 2022 to the third-party that purchased the entity on December 1, 2021.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Benefits paid directly from Dotdash Meredith assets are included both in employer contributions and benefits paid.
Domestic Plans
The acquisition of Meredith triggered settlement of the entire benefit obligation of one of the two unfunded plans. This plan was paid out in its entirety as was a substantial portion of the benefit obligations of the other unfunded plan. These payments are included in the $96.1 million of settlements in the table above and resulted in the overall increase in the funded status of the domestic pension plans. See "Note 5—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information on the change-in-control payments. For the funded plan, higher interest rates and losses on equity securities led to a decrease in plan assets; and the higher interest rates reduced plan obligations. The gains realized on the plan's obligation did not offset the loss on assets, resulting in an overall loss for the year ended December 31, 2022. Additionally, the funded plan realized a curtailment gain as a result of the benefit freeze of the plan discussed above, but this gain was nearly offset by a loss realized for the measurement of the plan on a termination basis. The net actuarial gain included in the change in benefit obligation for the domestic postretirement plans for the year ended December 31, 2022 is the result of demographic shifts in the covered participants.
International Plans
The international pension plans primarily consist of the IPC Plan. The overall decline in the funded status of the plan during the year was due to the impact of higher interest rates with the decline in the value of assets exceeding the benefit of the reduction in the plan obligation, resulting in an overall loss for the year ended December 31, 2022.
The net actuarial gain included in the change in benefit obligation for the international pension plans for the year ended December 31, 2021, is primarily a result of the increase in the discount rate used at December 31, 2021, as compared to December 1, 2021, as well as a slight decrease in the inflation assumptions over the same period, partially offset by experience losses due to certain plan participants electing a full settlement of their benefit obligation under an ongoing enhanced transfer value exercise.
Balance Sheet Classification
The following amounts are recognized in the December 31, 2022 and 2021 balance sheet, respectively:

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Other non-current assets
Prepaid benefit cost	$9,561	$4,358	$—	$24,318	$231,791	$—
Accrued expenses and other current liabilities
Accrued benefit liability	(698)	(127)	(475)	(52,523)	—	(1,146)
Other long-term liabilities
Accrued benefit liability	(3,652)	(4,169)	(3,998)	(6,269)	(7,180)	(9,662)
Net amount recognized	$5,211	$62	$(4,473)	$(34,474)	$224,611	$(10,808)
The accumulated benefit obligation for the domestic defined benefit pension plans was $72.5 million and $159.2 million at December 31, 2022 and 2021, respectively. The accumulated benefit obligation for the international defined benefit pension plans was $467.8 million and $790.7 million at December 31, 2022 and 2021, respectively.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Accumulated and Projected Benefit Obligations
The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	Year Ended December 31, 2022		Year Ended December 31, 2021
	Domestic	International	Domestic	International
	(In thousands)
Projected benefit obligation	$4,350	$4,296	$58,789	$7,179
Accumulated benefit obligation	$3,831	$4,296	$57,669	$7,179
Fair value of plan assets	$—	$—	$—	$—
Costs
The components of net periodic benefit cost (credit) recognized in the statement of operations were as follows:

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$3,562	$—	$7	$368	$—	$1
Interest cost	4,372	15,014	262	224	981	22
Expected return on plan assets	(2,748)	(16,857)	—	(564)	(1,640)	—
Actuarial loss (gain) recognition	8,154	208,957	(3,717)	(2,480)	9,724	(132)
Settlement	(918)	—	(3,037)	—	—	—
Contractual termination benefits	—	—	—	11,785	—	—
Curtailment gain	(3,060)	—	—	—	—	—
Net periodic benefit cost (credit)	$9,362	$207,114	$(6,485)	$9,333	$9,065	$(109)
The actuarial loss recognition on the international plans is the result of the decrease in the net asset position due to higher interest rates described above. The curtailment gain and settlement loss on the domestic pension and postretirement plans were triggered by the freeze and termination events described above.
The contractual termination benefit charges for the domestic plans in 2021 were related to change-in-control agreements for six executives. The change-in-control payments were triggered by IAC's acquisition of Meredith. The employment agreements for the covered executives provided for immediate vesting in any unvested benefits, as well as an additional three years of continued service, age and pay credit in each of the pension plans in which they were participants. These payments are further discussed in "Note 5—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments."
The components of net periodic benefit cost (credit), other than the service cost component, are included in "Other (expense) income, net" in the statement of operations.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
Weighted average assumptions
Discount rate	5.41%	4.13%	5.46%	2.04%	1.67%	2.61%
Rate of compensation increase	2.99%	N/A	3.50%	2.95%	N/A	3.50%
Cash balance interest rate credit	2.39%	N/A	N/A	2.13%	N/A	N/A
Net periodic benefit cost (credit) were determined using the following weighted average assumptions:

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
Weighted average assumptions
Discount rate	3.28%	1.67%	2.61%	2.02%	1.40%	2.52%
Expected return on plan assets	2.80%	1.90%	N/A	6.00%	1.90%	N/A
Rate of compensation increase	2.95%	N/A	3.50%	2.90%	N/A	3.50%
Cash balance interest credit rate	3.65%	N/A	N/A	2.04%	N/A	N/A
The assumed healthcare trend rates used to measure the expected cost of benefits were as follows:

	Postretirement
	2022	2021
Assumed healthcare cost trend rate
Rate of increase in healthcare cost levels
Initial level	6.25%	6.50%
Ultimate level	5.00%	5.00%
Years to ultimate level	5	6
Since the Company utilizes the mark-to-market approach to account for pension and postretirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit cost (credit) recorded for the year. For 2023, the expectation for the U.K. annuity contracts represents the implied yields for those contracts, while for the domestic plan it represents the expected yield on the short-term fixed income securities held.
The value (market-related value) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic pension cost. The market-related value of plan assets is fair value.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Plan Assets
The targeted and weighted average asset allocations by asset category for investments held by the Company’s pension plans are as follows:

	Year Ended December 31, 2022				Year Ended December 31, 2021
	Domestic Allocation		International Allocation		Domestic Allocation		International Allocation
	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Equity securities	—%	—%	—%	—%	62%	63%	1%	2%
Fixed income securities	—%	—%	—%	—%	38%	36%	63%	63%
Other securities (b)	100%	100%	100%	100%	—%	1%	36%	35%
Total	100%	100%	100%	100%	100%	100%	100%	100%
_____________________
(b)    Other primarily includes cash and cash equivalents in the U.S. and insurance annuity contracts in the U.K.
Due to the decision to freeze and terminate the U.S. funded pension plan, the plan fiduciaries shifted the investment strategy to seek to preserve capital to protect the strong funded status, manage liquidity to align with potential benefit commencements and optimize yield to take advantage of the rising interest rate environment. The plan adopted a fixed income ladder investment strategy through which most of the plan assets are invested in U.S. Treasury securities of various maturities and a money market fund that invests mostly in U.S. Treasury securities. The objectives of the investment strategy are to minimize default and price risk of the plan assets, and liquidity risk of the plan. Prior to the determination to freeze and terminate the plan, the Company’s investment policy was to seek to maximize investment returns while balancing the Company’s tolerance for risk. The plan fiduciaries of the U.S. funded pension plan oversaw the investment allocation process by selecting investment managers, setting long-term strategic targets and monitoring asset allocations. The investment portfolio contained a diversified blend of equity and fixed-income investments, and equity investments were diversified across domestic and international stocks and between growth and value stocks and small and large capitalizations.
Prior to the purchase of the second annuity contract in the third quarter of 2022, the trustees of the IPC Plan defined benefit pension plan in the U.K delegated the day-to-day investment decisions of the IPC Plan to a large international fiduciary manager and utilized a separate investment consultant to monitor and evaluate the investment performance of the fiduciary manager. The investment objective of the IPC Plan was to invest the assets prudently to fully fund the IPC Plan over time. As a result of the insurance annuity transaction almost all of the remaining plan assets were converted into the insurance annuity and the trustees no longer required the fiduciary manager to make investment decisions.
Fair value measurements for the U.S. funded pension plan assets were as follows:

	December 31, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$78,199	$—	$—	$78,199

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2021
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Investments in registered investment companies
Equity	$65,982	$17,866	$—	$83,848
Fixed income	7,442	39,148	—	46,590
Pooled separate accounts	—	1,888	—	1,888
Total assets at fair value	$73,424	$58,902	$—	$132,326
Equity securities did not include any IAC common stock at December 31, 2021.

Fair value measurements for the international pension plan assets were as follows:

	December 31, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$7,613	$—	$—	$7,613
Insurance annuity contracts	—	—	460,278	460,278
Total assets at fair value	$7,613	$—	$460,278	$467,891

	December 31, 2021
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$63,245	$—	$—	$63,245
Pooled investments
Equity	1,154	9,728	—	10,882
Fixed income	6,276	45,362	—	51,638
Other	—	576,414	—	576,414
Insurance annuity contracts	—	—	313,095	313,095
Total assets at fair value	$70,675	$631,504	$313,095	$1,015,274
At December 31, 2021, the international pension plans held investments in liability matching funds whose objective was to provide leveraged returns equal to that of the liabilities. In order to do so, these funds invested in U.K. Treasury Gilt bonds, Gilt Total Return Swaps, Repurchase Transactions, and cash or money markets to provide liquidity to meet payment obligations or post as collateral in the derivative transactions they entered. These liability matching funds were included in Other pooled investments in the table above for December 31, 2021.
The annuity contracts held by the IPC Plan are valued using significant observable inputs. Refer to "Note 2—Summary of Significant Accounting Policies" for a discussion of the three levels in the hierarchy of fair values.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	December 31,
	2022	2021
	(In thousands)
Balance at beginning of year	$313,095	$—
Acquisition	—	327,722
Purchases	440,606	—
Settlements	(13,206)	(1,040)
Change in fair value	(237,248)	(15,326)
Foreign currency translation	(42,969)	1,739
Balance at end of year	$460,278	$313,095
There were no transfers in or out of Level 3 investments for the years ended December 31, 2022 and 2021.
Cash Flows
The Company does not have a minimum funding requirement for the qualified domestic pension plan in 2023 and does not expect to have to make any contributions to the plan in the future due to its termination.
While the Company currently does not expect to be required to make any additional contributions to the IPC Plan, the Company has deposited amounts into an escrow account for the benefit of the IPC Plan that total £5.5 million at December 31, 2022.
The following benefit payments, which will primarily be made from the funded plans, are expected to be paid:

	Pension Benefits		Postretirement Benefits
	Domestic	International	Domestic
Years Ended December 31,	(In thousands)
2023	$17,532	$14,237	$487
2024	56,178	15,035	451
2025	497	15,811	426
2026	294	16,636	394
2027	344	17,594	373
Thereafter	2,188	101,449	1,672
Net amount recognized, end of year	$77,033	$180,762	$3,803

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Defined Contribution Plans
IAC/InterActiveCorp Retirement Savings Plan
Employees of Dotdash, located in the U.S. and hired before January 1, 2023, can elect to participate in a retirement savings program, the IAC/InterActiveCorp Retirement Savings Plan (renamed the IAC Inc. Retirement Savings Plan effective January 1, 2023; the "IAC Plan"), that qualifies under Section 401(k) of the Internal Revenue Code. Under the IAC Plan, participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. The Company matches 100% of the first 10% of an employee's eligible compensation, subject to IRS limits on the Company's matching contribution maximum, that a participant contributes to the IAC Plan. The IAC Plan limits Company matching contributions to $10,000 per participant on an annual basis. Matching contributions to the IAC Plan for the years ended December 31, 2022, 2021 and 2020 were $5.1 million, $4.5 million and $3.4 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the IAC Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2022 is due primarily to an increase in headcount. The increase in matching contributions in 2021 is due primarily to an increase in headcount and employee contributions.
Dotdash also has or participates in various benefit plans, principally defined contribution plans, for its international employees. The Company's contributions to these plans were $0.2 million for the year ended December 31, 2022 and $0.1 million for the years ended December 31, 2021 and 2020, respectively.
Meredith Savings and Investment Plan
In connection with the acquisition of Meredith, the Company assumed its U.S. defined contribution saving plan the Meredith Savings and Investment Plan (the "Meredith Plan"). Eligible employees may participate in the Meredith Plan, which allows eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code and the Company makes matching contributions to the plan subject to the limits of the Meredith Plan. For period after the acquisition through December 31, 2022, the Company matched 100% of the first 4% and 50% of the next 1% of employee contributions for employees eligible for the Company’s pension benefits and 100% of the first 5% for employees ineligible for the Company’s pension benefits. Matching contributions to the Meredith Plan for the years ended December 31, 2022 and 2021 were $10.4 million and $0.8 million, respectively.
Effective January 1, 2023, the Company, as permitted by the relevant IAC Plan documents, merged the Meredith Plan into the IAC Plan. Participants that were previously covered under the Meredith Plan, or hired after January 1, 2023, are eligible for a company match of 100% of the first 5% of employee contributions.
NOTE 13—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

U.S. and foreign (loss) earnings before income taxes are as follows:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
U.S.	$(280,088)	$(12,668)	$46,989
Foreign	(204,402)	(8,380)	463
Total	$(484,490)	$(21,048)	$47,452
The components of the income tax benefit (provision) are as follows:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Current income tax provision (benefit):
Federal	$27,339	$(247)	$(696)
State	5,691	692	(51)
Foreign	514	244	125
Current income tax provision (benefit)	33,544	689	(622)

Deferred income tax (benefit) provision:
Federal	(92,241)	4,503	4,534
State	(15,215)	(2,135)	(476)
Foreign	(43,029)	—	—
Deferred income tax (benefit) provision	(150,485)	2,368	4,058
Income tax (benefit) provision	$(116,941)	$3,057	$3,436
The current income tax provision for the year ended December 31, 2022 includes a $30.5 million tax liability for consolidated federal and state tax return liabilities on an as if standalone, separate return basis for GAAP. Of this amount, $25.1 million increased taxes payable due to IAC and $5.4 million increased additional paid-in capital.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2022	2021
	(In thousands)
Deferred tax assets:
Long-term lease liabilities	$104,459	$115,129
Accrued expenses	42,629	35,474
Capitalized research & development expenditures	35,425	—
Net operating loss carryforwards	33,660	43,843
Customer deposit liability	22,605	56,033
Other	31,591	26,210
Total deferred tax assets	270,369	276,689
Less: valuation allowance	(29,722)	(10,279)
Net deferred tax assets	240,647	266,410

Deferred tax liabilities:
Intangible assets, net of accumulated amortization	(168,256)	(208,771)
ROU assets	(79,196)	(94,543)
Leasehold improvements, equipment, land, capitalized software and buildings, net	(42,624)	(53,484)
Subscription acquisition costs	(15,790)	(47,962)
Accrued pension	(196)	(48,306)
Other	(10,683)	(4,377)
Total deferred tax liabilities	(316,745)	(457,443)
Net deferred tax liabilities	$(76,098)	$(191,033)
At December 31, 2022, the Company had federal and state net operating losses ("NOLs") of $4.4 million and $130.5 million, respectively, available to offset future income. Of the federal NOLs, $2.3 million can be carried forward indefinitely and $2.1 million, if not utilized, will expire in 2031. Of the state NOLs, $24.5 million can be carried forward indefinitely and $106.0 million, if not utilized, will expire at various times between 2023 and 2042. State NOLs of $24.6 million, can be used against future taxable income without restriction and the remaining federal and state NOLs will be subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law. At December 31, 2022, the Company had foreign NOLs of $108.6 million available to offset future income. Of these foreign NOLs, $102.5 million can be carried forward indefinitely and $6.1 million, if not utilized, will expire at various times between 2028 and 2042. During 2022, the Company recognized tax benefits related to NOLs of $2.8 million. Included in this amount is $1.7 million of tax benefits of acquired attributes, which was recorded as a reduction to goodwill.
At December 31, 2022, the Company had tax credit carryforwards of $3.0 million. Of this amount, $1.3 million relates to credits for research activities and $1.7 million relates to credits for foreign taxes. Of these credit carryforwards, $1.3 million can be carried forward indefinitely and $1.7 million, if not utilized, will expire between 2023 and 2026.
During 2022, the Company's valuation allowance increased by $19.4 million primarily due to a change in judgement on the realizability of acquired foreign NOLs, partially offset by currency translation adjustments on foreign NOLs. At December 31, 2022, the Company had a valuation allowance of $29.7 million related to the portion of foreign NOLs, foreign tax credits and other items for which it is more likely than not that the tax benefit will not be recognized.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

A reconciliation of the income tax (benefit) provision to the amounts computed by applying the statutory federal income tax rate to (loss) earnings before income taxes is shown as follows:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Income tax (benefit) provision at the federal statutory rate of 21%	$(101,743)	$(4,420)	$9,965
State income taxes, net of effect of federal tax benefit	(9,801)	1,344	996
Foreign income taxed at a different statutory tax rate	(6,706)	66	28
Research credits	(3,637)	(1,258)	(1,469)
Deferred tax adjustment for enacted changes in tax laws and rates	1,907	(2,036)	(917)
Stock-based compensation	(894)	(3,965)	(5,896)
Non-deductible transaction costs	54	739	—
Non-deductible executive compensation	45	12,174	575
Other, net	3,834	413	154
Income tax (benefit) provision	$(116,941)	$3,057	$3,436
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2022	2021	2020
	(In thousands)
Balance at January 1	$2,309	$1,067	$1,306
Additions for tax positions related to the current year	1,353	458	369
Settlements	(784)	(228)	(608)
Additions for tax positions of prior years	337	1,012	—
Reductions for tax positions of prior years	(199)	—	—
Balance at December 31	$3,016	$2,309	$1,067
The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has completed its audit of IAC’s federal income tax returns for the years ended December 31, 2013 through 2019, which include the operations of the Company. The settlement of these tax years has been submitted to the Joint Committee of Taxation for approval. The statute of limitations for the years 2013 through 2019 has been extended to December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2022 and 2021, accruals for interest and penalties are not material.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

At December 31, 2022 and 2021, unrecognized tax benefits, including interest, were $3.5 million and $2.6 million, respectively. Unrecognized tax benefits, including interest, at December 31, 2022 increased by $0.9 million due primarily to research credits. If unrecognized tax benefits at December 31, 2022 are subsequently recognized, $3.3 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2021 was $2.3 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.7 million by December 31, 2023 due to expected settlements of which $0.5 million would reduce the income tax provision.
NOTE 14—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
	(In thousands)
Cash and cash equivalents	$123,866	$233,393	$617	$428
Restricted cash included in other current assets	—	1,227	—	—
Restricted cash included in other non-current assets	6,641	—	—	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$130,507	$234,620	$617	$428
Restricted cash included in "Other non-current assets" and "Other current assets" on the balance sheet at December 31, 2022 and December 31, 2021 primarily consists of cash held in escrow related to the IPC Plan.
At December 31, 2022, all of the Company's international cash can be repatriated without any significant tax consequences.
Credit Losses
The following table presents the changes in the allowance for credit losses for the years ended December 31, 2022 and 2021, respectively:

	2022	2021
	(In thousands)
Balance at January 1	$1,679	$555
Current period provision for credit losses	7,759	1,124
Write-offs charged against the allowance	(2,970)	—
Recoveries collected	25	—
Balance at December 31	$6,493	$1,679

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Other current assets

	December 31,
	2022	2021
	(In thousands)
Inventories, net (a)	$36,490	$30,503
Assets held for sale (b)	29,591	—
Prepaid expenses	28,319	28,942
Other	72,070	60,406
Other current assets	$166,470	$119,851
_____________________
(a)    Includes raw materials of $25.1 million and $17.0 million, work in process of $9.3 million and $11.1 million, and finished goods of $2.0 million and $2.4 million at December 31, 2022 and 2021, respectively.
(b)    In December 2022, the Company announced that it would sell one of the buildings that is presently a part of its Des Moines, Iowa campus. The sale of the building is expected to close in the first quarter of 2023. The fair value of the building, land and related improvements approximated its carrying value, and therefore, there will be no gain or loss on the sale of the assets.

Leasehold improvements, equipment, land, capitalized software and buildings, net

	December 31,
	2022	2021
	(In thousands)
Buildings and leasehold improvements	$132,503	$242,056
Furniture and other equipment	48,855	68,115
Capitalized software and computer equipment	37,374	225,020
Land	20,234	33,919
Projects in progress	9,417	14,092
Leasehold improvements, equipment, land, capitalized software and buildings	248,383	583,202
Accumulated depreciation and amortization	(38,565)	(287,813)
Leasehold improvements, equipment, land, capitalized software and buildings, net	$209,818	$295,389
Accrued expenses and other current liabilities

	December 31,
	2022	2021
	(In thousands)
Customer deposit liability	$125,441	$147,532
Accrued employee compensation and benefits	55,526	184,877
Indemnification liability	13,015	57,338
Accrued revenue share	8,792	2,481
Other	223,410	212,140
Accrued expenses and other current liabilities	$426,184	$604,368

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Other (expense) income, net

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Net periodic pension benefit costs, other than the service cost component	$(206,422)	$(17,858)	$—
Other	81	351	2,525
Other (expense) income, net	$(206,341)	$(17,507)	$2,525
Other (expense) income, net for the years ended December 31, 2022 and 2021 includes pre-tax actuarial losses of $213.4 million and $7.1 million, respectively, related to Meredith's IPC Plan, and plans in the U.S. See "Note 12—Pension and Postretirement Benefit Plans" for additional information.
Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2022	2021	2020
	(In thousands)
Cash paid (received) during the year for:
Interest	$78,775	$—	$—
Income tax payments	$7,138	$9,194	$2,626
Income tax refunds	$(1,542)	$(1)	$(2,255)
NOTE 15—CONTINGENCIES
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes accruals for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where the Company believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including uncertain income tax positions and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See "Note 13—Income Taxes" for information related to uncertain income tax positions.
NOTE 16—RELATED PARTY TRANSACTIONS
Relationship with IAC Prior to the Meredith Acquisition
The combined statement of operations prior to the acquisition of Meredith includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, in 2021 prior to the acquisition of Meredith and for the year ended December 31, 2020 were $5.3 million and $6.6 million, respectively. These amounts were in addition to amounts charged to Dotdash by IAC in the ordinary course as described immediately below.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Dotdash was allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participated in IAC's health and welfare benefit plans and obtained certain services through contracts that are held in IAC's name; the total related charges in 2021 prior to the acquisition of Meredith and the year ended December 31, 2020 were $11.2 million and $9.4 million, respectively. This amount was netted against the note receivable—IAC Group, LLC balance described below.
It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.
The following table summarizes the components of the net decrease in parent's investment in Dotdash for the periods prior to the acquisition of Meredith on December 1, 2021:

	Eleven months ended November 30, 2021	Year ended December 31, 2020
	(In thousands)
Cash transfers from IAC related to cash funding of the acquisition of Meredith	$(1,300,000)	$—
Cash transfers (from) to certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	(2,466)	21,015
Taxes	8,015	9,233
Allocation of costs from IAC	(1,781)	(1,830)
Net (increase) decrease in Parent's investment in Dotdash	$(1,296,232)	$28,418
Note Receivable—IAC Group, LLC
Dotdash entered into a note receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers was IAC's funding of various Dotdash acquisitions and asset purchases. In November 2021, the outstanding balance of $103.2 million was repaid in its entirety.
The portion of interest income attributable to the note receivable—IAC Group, LLC in 2021 prior to the acquisition and the year ended December 31, 2020 was $0.5 million and $2.5 million, respectively, and is included in "Other (expense) income, net" in the statement of operations.
Relationship with IAC Following the Meredith Acquisition
Following the acquisition of Meredith, the Company continues to be allocated expenses from IAC for its participation in IAC's health and wellness plan in addition to certain support services, such as financial systems, and obtains certain services through contracts that are held in IAC's name. The total charges from IAC for the December 31, 2022 and December 2021 were $17.4 million and $1.7 million, respectively.
Additionally, in 2022, the Company was allocated expenses from IAC for flight crew payroll and travel expenses based on usage of company owned aircraft. The charges from IAC for the year ended December 31, 2022 were $1.3 million.
For the year ended December 31, 2022, the Company recognized revenue of $8.1 million, related to advertising and audience targeted advertising sold to other IAC owned businesses and had outstanding receivables of $1.7 million at December 31, 2022.
At December 31, 2022, the Company had an outstanding payable due to IAC of $1.5 million included in "Accrued expenses and other current liabilities" in the balance sheet related primarily to payments made by IAC on behalf of the Company, which are reimbursed through intercompany settlements, which was subsequently paid in January 2023. At December 31, 2021, there was $1.7 million due to IAC which was subsequently paid in January 2022.
The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election for the exercise of stock-based awards settled in IAC common stock, refer to "Note 11—Stock-Based Compensation" for more information.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through March 1, 2023, on which date the financial statements were available for issue.